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                                  Exhibit 11
                       Computation of Per Share Earnings
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                                                                      Exhibit 11

                       COMPUTATION OF PER SHARE EARNINGS

     The table below presents information necessary for the computation of loss per share of the Common Stock, on both a primary and fully diluted basis, for the period from inception through December 31, 1998 and the nine-month period ended September 30, 1999.

                                        Period From Inception                   Nine Months Ended
                                        ---------------------                   -----------------
                                      Through December 31, 1998                 September 30, 1999
                                      -------------------------                 ------------------
Net loss applicable to shares of
  Common Stock and Common
  Stock equivalents.................         $  799,998                              $1,431,666

Average number of shares of
  Common Stock outstanding..........          2,249,000                               3,081,580
  Common Stock equivalents..........                  0                                       0
Total shares of Common                       ----------                              ----------
  Stock and Common Stock
  equivalents.......................          2,249,000                               3,081,580

Primary loss per share of
  Common Stock......................         $     0.36                              $     0.46

Fully diluted loss per share of
  Common Stock......................         $     0.36                              $     0.46

     Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.